Exhibit 99.1



Multimedia Games Provides $21 Million Loan to Lytton Rancheria for Tribal Land Acquisition

    AUSTIN, Texas--(BUSINESS WIRE)--Oct. 9, 2003--Multimedia Games, Inc. (Nasdaq: MGAM) today announced that it entered into an agreement with the Sonoma County, California-based Lytton Rancheria of California ("Lytton Rancheria"), a federally recognized Indian Tribe, whereby Multimedia Games ("Multimedia") advanced the Tribe approximately $21 million, which the Tribe used to facilitate the transfer of land in San Pablo, California to the United States in trust for Lytton Rancheria.
    The Bureau of Indian Affairs today accepted the San Pablo land in trust for the Tribe, relieving the Tribe of the landless status it has endured for over forty years.
    Under the terms of the agreement, the advance was made as a bridge loan to Lytton Rancheria with an initial term of two months, and, under certain conditions, a potential extended term of twelve additional months. The bridge loan is to be repaid upon the Tribe's securing alternative funding. Interest on the loan will accrue at a commercially reasonable rate commencing on the date of the advance. The loan is secured by certain of the Tribe's personal property, as well as the net cash flow from the existing card room that is currently in operation at the acquired site.
    Clifton Lind, President and CEO of Multimedia Games, commented, "It is an honor to enter into this transaction with Lytton Rancheria's tribal leadership. This loan is consistent with Multimedia's long-standing support of Native American tribes and their efforts to maintain sovereign rights. However, it is important to note that this agreement is simply a loan, with no additional requirements or conditions imposed on Lytton Rancheria, other than the pledge of the collateral securing the loan and the requirement that the loan be repaid with interest within its term."
    Multimedia is funding the agreement from cash on hand and by utilizing a small portion of its current working capital line of credit. Multimedia Games continues to move forward with its previously announced Oklahoma development project commitments, which amount to approximately $26 million, and believes the Company's internally generated funds and capital resources and availability are sufficient to fund these commitments.
    The advance to Lytton Rancheria is a loan and not a project development agreement. Multimedia has entered into and previously disclosed five project development agreements, which include the recently opened WinStar facility in Oklahoma. In those agreements, Multimedia secures a long-term revenue share percentage and a guaranteed percentage of the tribal gaming facilities' available floor space in exchange for development and construction funding. Due to the short-term nature of this advance, the Lytton Rancheria transaction is different from Multimedia's project development funding agreements in that there are no assurances that the Tribe will either develop a tribal gaming facility or enter into an equipment leasing agreement with Multimedia if they do pursue gaming opportunities on the acquired land.

    About Multimedia Games, Inc.

    Multimedia Games, Inc. is the nation's leading supplier of interactive electronic games and player stations to the rapidly growing Native American gaming market. The Company's games are delivered through a telecommunications network that links its player stations with one another both within and among gaming facilities. Multimedia designs and develops networks, software and content that provide its customers with comprehensive gaming systems. The Company's development and marketing efforts focus on Class II gaming systems and Class III video lottery systems for use by Native American tribes throughout the United States. Additional information may be found at www.multimediagames.com.

    This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities litigation Reform Act of 1995. These statements are generally accompanied by words such as "will," "would," "could," "expect," "plan," "hope," and words of a similar nature that convey future meaning. Forward-looking statements in this press release include, among others, any statements regarding the use by the Lytton Rancheria of the loan proceeds to purchase land for gaming purposes, the Lytton Rancheria's leasing of our games, the Lytton Rancheria's repayment of the loan or the security of the loan, our characterization of the loan, or our future policies and strategies.
    Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. Such risks and uncertainties include, but are not limited to: the risks that we could face liquidity pressure if our business requires excess cash during the period in which this loan is outstanding or if the Lytton Rancheria does not timely repay this loan, that the Lytton Rancheria may not be successful in any attempts to develop a tribal gaming facility, that the Lytton Rancheria does not lease our games, that future NIGC decisions affect our ability to place our games with tribes, including Lytton Rancheria, that our agreements and arrangements with customers such as the Lytton Rancheria may be difficult to enforce; that we confront new risks and challenges as we expand into non-Native-American gaming activities; and that our other customers' purchases of our products might decline in light of these or other developments. Other important risks and uncertainties that may affect our business are detailed from time to time in the "Certain Risks" and the "Risk Factors" sections and elsewhere in our filings with the Securities and Exchange Commission. We undertake no obligation to update information in this release.

    CONTACT: Multimedia Games, Inc.
             Clifton Lind, 512-334-7500
              OR
             Jaffoni & Collins Incorporated
             Joseph N. Jaffoni/Richard Land, 212-835-8500 mgam@jcir.com